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             AMENDMENT OF ARTICLES OF INCORPORATION

                   CASS COMMERCIAL CORPORATION


Honorable Rebecca McDowell Cook
Secretary of State
State of Missouri
Jefferson City, Missouri 65101


     Pursuant to the provisions of The General and Business
Corporation Law of Missouri, the undersigned Corporation certifies the following:

     1.   The name of the Corporation is Cass Commercial
Corporation.

     2. An amendment to the Corporation's Articles of Incorporation was adopted by the shareholders on April 15, 1996.

     3. The present Article Three is deleted in its entirety and the following is substituted in lieu thereof as Article
Three.

                          ARTICLE THREE

          The aggregate number of shares which the Corporation shall have authority to issue is Twenty Two Million (22,000,000) shares, of which Twenty Million (20,000,000) shares shall be Common Stock having a par value of $.50 per share, and Two Million (2,000,000) shares shall be Preferred Stock having a par value of $.50 per share. No shareholder shall be entitled to the preemptive right to acquire additional shares of the Corporation.

          The Board of Directors is expressly authorized, prior to issuance, by adopting resolutions providing for the issuance of shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing certification thereto with the Secretary of State of Missouri, to set or change the number of shares to be included in each series of Preferred Stock and to set or change in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

          (a) the distinctive serial designation of such series and the number of shares constituting such series;


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          (b)  the annual dividend rate on shares of such series,
               whether dividends shall be cumulative and, if so, from which date or dates;

          (c) whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (d) the obligation, if any, of the Corporation to retire shares of such series pursuant to a sinking fund;

          (e) whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

          (f) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

          (g) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation; and

          (h) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

     4. Of the 1,929,274 Common shares outstanding, 1,929,274 of such shares were entitled to vote on such amendment. No shares other than Common shares were outstanding or entitled to vote.

     5. The number of shares voted for and against the amendment was as follows:

          CLASS          NO. VOTED FOR       NO. VOTED AGAINST

          Common           1,329,076               28,028

     6. The amendment changed the number or par value of authorized shares having a par value; the amount in dollars of authorized shares having a par value as changed is: $11,000,000.

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     7.   The amendment provides for a reclassification of issued
shares as follows:

          Upon effectiveness of this Amendment, each outstanding share of Common Stock, $2.50 par value per share, shall automatically and without any action on the part of the holder thereof be converted into and become one share of Common Stock, $.50 par value per share.


     IN WITNESS WHEREOF, the undersigned, Lawrence A. Collett, Chairman, President and Chief Executive Officer of Cass Commercial Corporation, has executed this instrument and its Secretary, Lawrence L. Frieben, has affixed its corporate seal hereto and attested said seal on the 19th day of April, 1996.


     CORPORATE SEAL
                                   CASS COMMERCIAL CORPORATION

ATTEST:

/s/ Lawrence L. Frieben            By: /s/ Lawrence A. Collett
- --------------------------------       -----------------------
Secretary or Assistant Secretary       Chairman, President and
                                       Chief Executive Officer




STATE OF MISSOURI       )
                        )  ss.
COUNTY OF ST. LOUIS     )
- ------
      On this 19th day of April, in the year 1996, before me,
              ----
Joan S. Meyer, a Notary Public in and for said State, personally
- -------------
appeared Lawrence A. Collett, the Chairman, President and Chief Executive Officer of Cass Commercial Corporation, a Missouri corporation, known to me to be the person who executed the within Amendment of Articles of Incorporation and did state that the seal affixed to the within instrument is the corporate seal of said corporation and that said instrument was signed and sealed in behalf of said corporation by authority of its Board of Directors, and acknowledged to me that he executed the same for the purposes therein stated.

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      IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year
                        ------
first above written.


                                     /s/ Joan S. Meyer
                               -------------------------------
                                         Notary Public


My Commission Expires:

      4/2/2000
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